UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. ____)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 CONDUCTUS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    206784100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP No.  206784100                                          Page 2 of 10 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Bay Area Micro-Cap Fund, L.P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group        (a)
                                                             (b) X

--------------------------------------------------------------------------------
(3)  SEC Use Only


--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power           366,500
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power             -0-
Person With
                                   (7)      Sole Dispositive Power      366,500

                                   (8)      Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     366,500
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.13%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 10 pages

CUSIP No.  206784100                                          Page 3 of 10 Pages


(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Bay Area Micro-Cap Management Company, LLC
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group        (a)
                                                             (b) X
--------------------------------------------------------------------------------
(3)  SEC Use Only


--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power           366,500
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power             -0-
Person With
                                   (7)      Sole Dispositive Power      366,500

                                   (8)      Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     366,500
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.13%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 10 pages

CUSIP No.  206784100                                          Page 4 of 10 Pages


(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Gregory F. Wilbur
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group        (a)
                                                             (b) X
--------------------------------------------------------------------------------
(3)  SEC Use Only


--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power           366,500
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power             -0-
Person With
                                   (7)      Sole Dispositive Power      366,500

                                   (8)      Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     366,500
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.13%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 10 pages

CUSIP No.  206784100                                          Page 5 of 10 Pages


(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     William A. Smart III
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group        (a)
                                                             (b) X
--------------------------------------------------------------------------------
(3)  SEC Use Only


--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power         366,500
Person With
                                   (7)      Sole Dispositive Power          -0-

                                   (8)      Shared Dispositive Power    366,500

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     366,500
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     5.13%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 10 pages

CUSIP No.  206784100                                         Page 6 of 10 Pages


(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Peter L. Holland
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group        (a)
                                                             (b) X

--------------------------------------------------------------------------------
(3)  SEC Use Only


--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number Of Shares                   (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                  (6)      Shared Voting Power         366,500
Person With
                                   (7)      Sole Dispositive Power          -0-

                                   (8)      Shared Dispositive Power    366,500

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     366,500
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

                  5.13%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 10 pages

Item 1.

(a)  Name of Issuer: Conductus, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     969 W. Maude Avenue
     Sunnyvale, CA   94086


Item 2.

(a)  Name of Person Filing:

     Bay Area Micro-Cap Fund, L.P. ("BAMC")
     Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
     Gregory F. Wilbur ("GFW")
     Peter L. Holland ("PLH")
     William A. Smart III ("WAS")

(b)  Address of Principal Business Office:

     1151 Bay Laurel Drive
     Menlo Park, CA 94027

(c)  Citizenship/Place of Organization:

     Entities:    BAMC    -      California
                  BAMCMC  -      California

     Individuals: GFW     -      United States
                  PLH     -      United States
                  WAS     -      United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 206784100


Item 3.  Not applicable.

                               Page 7 of 10 pages

Item 4. Ownership.

-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

                                               BAMC       BAMCMC        GFW         PLH         WAS
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------
(a)      Beneficial Ownership                366,500      366,500     366,500     366,500     366,500
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

(b)      Percentage of Class                  5.13%        5.13%       5.13%       5.13%       5.13%
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

(c)      Sole Voting Power                   366,500      366,500     366,500       -0-         -0-
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

         Shared Voting Power                   -0-          -0-         -0-       366,500     366,500
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

         Sole Dispositive Power              366,500      366,500     366,500       -0-         -0-
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------

         Shared Dispositive Power              -0-          -0-         -0-       366,500     366,500
-------- ---------------------------------- ----------- ------------ ----------- ----------- -----------


Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.


Item 9. Notice of Dissolution of Group

Not applicable.

                               Page 8 of 10 pages

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date:    March 31, 1999


BAY AREA MICRO-CAP FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ William A. Smart III
         ------------------------------
         Managing Member


BAY AREA MICRO-CAP MANAGEMENT CO., LLC


By:      /s/ William A. Smart III
         ------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
---------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
---------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
---------------------------------------
         William A. Smart III


EXHIBITS

A: Joint Filing Statement

                               Page 9 of 10 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.


Date:    March 31, 1999

BAY AREA MICRO-CAP FUND, L.P.

By:      Bay Area Micro-Cap Management Co., LLC
         its general partner

By:      /s/ William A. Smart III
         ------------------------------
         Managing Member


BAY AREA MICRO-CAP MANAGEMENT CO., LLC


By:      /s/ William A. Smart III
         ------------------------------
         Managing Member


         /s/ Gregory F. Wilbur
---------------------------------------
         Gregory F. Wilbur


         /s/ Peter L. Holland
---------------------------------------
         Peter L. Holland


         /s/ William A. Smart III
---------------------------------------
         William A. Smart III

                              Page 10 of 10 pages